----------------------------
                                                          OMB APPROVAL
                                                  ----------------------------
                                                  OMB Number:        3235-0145
                                                  Expires:   December 31, 2005
                                                  Estimated average burden
                                                  hours per response........11
                                                  ----------------------------

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934

                           (Amendment No. ________)*


                         Montpelier Re Holdings Ltd.
--------------------------------------------------------------------------------
                                (Name of Issuer)


               Common Shares, 1/6 of a cent par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   G62185106
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                               December 31, 2003
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [_]  Rule 13d-1(c)

          [X]  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

CUSIP No. G62185106


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


     CMBP II (Cayman) Ltd.
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     Cayman Islands
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           6,808,334
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         6,808,334
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     6,808,334
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


     10.74%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)


     OO
________________________________________________________________________________

CUSIP No. G62185106


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


     Cypress Associates II (Cayman) L.P.
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     Cayman Islands
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           6,808,334
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         6,808,334
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     6,808,334
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


     10.74%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)


     PN
________________________________________________________________________________

CUSIP No. G62185106


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


     Cypress Merchant B Partners II (Cayman) L.P.
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     Cayman Islands
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           6,457,865
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         6,457,865
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     6,457,865
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


     10.19%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)


     PN
________________________________________________________________________________

CUSIP No. G62185106


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


     Cypress Merchant Banking II-A C.V.
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     Netherlands
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           274,534
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         274,534
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     274,534
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


     0.43%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)


     PN
________________________________________________________________________________

CUSIP No. G62185106


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


     Cypress Side-by-Side (Cayman) L.P.
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     Cayman Islands
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           13,616
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         13,616
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     13,616
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


     0.02%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)


     PN
________________________________________________________________________________

CUSIP No. G62185106


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


     55th Street Partners II (Cayman) L.P.
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     Cayman Islands
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           62,319
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         62,319
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     62,319
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


     0.10%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)


     PN
________________________________________________________________________________

Item 1(a).  Name of Issuer:

            Montpelier Re Holdings Ltd.

Item 1(b).  Address of Issuer's Principal Executive Offices:

            Mintflower Place, 8
            Par-la-ville Road
            Hamilton, HM 08, Bermuda

Item 2(a).  Name of Person Filing:

            CMBP II (Cayman) Ltd.
            Cypress Associates II (Cayman) L.P.
            Cypress Merchant B Partners II (Cayman) L.P.
            Cypress Merchant Banking II-A C.V.
            Cypress Side-by-Side (Cayman) L.P.
            55th Street Partners II (Cayman) L.P.

Item 2(b).  Address of Principal Business Office, or if None, Residence:

            c/o The Cypress Group LLC
            65 East 55th Street, 28th Floor
            New York, New York 10022

Item 2(c).  Citizenship:

            CMBP II (Cayman) Ltd. - Cayman Islands
            Cypress Associates II (Cayman) L.P. - Cayman Islands
            Cypress Merchant B Partners II (Cayman) L.P. - Cayman Islands Cypress Merchant Banking II-A C.V. - Netherlands
            Cypress Side-by-Side (Cayman) L.P. - Cayman Islands
            55th Street Partners II (Cayman) L.P. - Cayman Islands

Item 2(d).  Title of Class of Securities:

            Common Shares, 1/6 of a cent par value per share

Item 2(e).  CUSIP Number:

            G62185106

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

    (a) [_] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

    (b) [_]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

    (c) [_] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

    (d) [_] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

    (e) [_] An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E);

    (f) [_] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);

    (g) [_] A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G);

    (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

    (i) [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

    (j) [_]  Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

          Cypress Merchant B Partners II (Cayman) L.P. ("CMBP II") directly owns 6,457,865 Common Shares. Cypress Merchant Banking II-A C.V. ("CMB II-A") directly owns 274,534 Common Shares. Cypress Side-by-Side (Cayman) L.P. ("SBS") directly owns 13,616 Common Shares. 55th Street Partners II (Cayman) L.P. ("55SP") directly owns 62,319 Common Shares. Cypress Associates II (Cayman) L.P. ("Associates II") is the general partner of CMBP II, CMB II-A, SBS and 55SP. The general partner of Associates II is CMBP II (Cayman) Ltd. Therefore, each of Associates II and CMBP II (Cayman) Ltd. may be deemed to be the beneficial owner of 6,808,334 Common Shares.

     (b)  Percent of class:

          See Item 11 of each cover page, which is based on Item 5 of each cover page. See Item 4(a).

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote:

                See Item 5 of each cover page.

          (ii)  Shared power to vote or to direct the vote:

                See Item 6 of each cover page.

          (iii) Sole power to dispose or to direct the disposition of:

                See Item 7 of each cover page.

          (iv)  Shared power to dispose or to direct the disposition of:

                See Item 8 of each cover page.

Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].


         _______________________________________________________________________

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

         See Item 4(a) above.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

         Not applicable.

Item 8.  Identification  and  Classification  of Members of the Group.

         CMBP II (Cayman) Ltd is the general partner of Associates II, the general partner of CMBP II, CMB II-A, SBS and 55SP, and therefore may be deemed to be the beneficial owner of the securities held by such limited partnerships. However, each of CMBP II (Cayman) Ltd and Associates II disclaims that it is a beneficial owner of such securities, except to the extent of its pecuniary interest in such securities. CMBP II, CMB II-A, SBS and 55SP may be deemed to be a group in relation to their respective investments in Montpelier Re Holdings Ltd.

Item 9.  Notice of Dissolution of Group.

         Not applicable.

Item 10.  Certifications.

         Not applicable.

                                    SIGNATURE

     After reasonable inquiry and to the best of the knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.


Dated:  February 25, 2004

                                       CMBP II (CAYMAN) LTD., for itself and
                                       as general partner of Cypress
                                       Associates II (Cayman) L.P.


                                       By: /s/ Jeffrey P. Hughes
                                           ------------------------------------
                                           Name:   Jeffrey P. Hughes
                                           Title:  Director


                                       CYPRESS MERCHANT B PARTNERS II (CAYMAN)
                                       L.P


                                       By: Cypress Associates II (Cayman) L.P.,
                                           its general partner

                                           By: CMBP II (Cayman) Ltd., its
                                               general partner


                                               By: /s/ Jeffrey P. Hughes
                                                   ----------------------------
                                                   Name:   Jeffrey P. Hughes
                                                   Title:  Director


                                       CYPRESS MERCHANT BANKING II-A C.V.


                                       By: Cypress Associates II (Cayman) L.P.,
                                           its general partner

                                           By: CMBP II (Cayman) Ltd., its
                                               general partner


                                               By: /s/ Jeffrey P. Hughes
                                                   ----------------------------
                                                   Name:   Jeffrey P. Hughes
                                                   Title:  Director



                                       CYPRESS SIDE-BY-SIDE (CAYMAN) L.P.


                                       By: Cypress Associates II (Cayman) L.P.,
                                           its general partner

                                           By: CMBP II (Cayman) Ltd., its
                                               general partner


                                               By: /s/ Jeffrey P. Hughes
                                                   ----------------------------
                                                   Name:   Jeffrey P. Hughes
                                                   Title:  Director

                                       55th STREET PARTNERS II (CAYMAN) L.P.


                                       By: Cypress Associates II (Cayman) L.P.,
                                           its general partner

                                           By: CMBP II (Cayman) Ltd., its
                                               general partner


                                               By: /s/ Jeffrey P. Hughes
                                                   ----------------------------
                                                   Name:   Jeffrey P. Hughes
                                                   Title:  Director